EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-83400 and No. 333-65412 of Galyan’s Trading Company, Inc. on Form S-8 of our report dated March 14, 2003 (which report expressed an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for goodwill and other intangible assets, effective February 3, 2002 and described in Note 1 to the consolidated financial statements) appearing in this Annual Report on Form 10-K of Galyan’s Trading Company, Inc. for the fiscal year ended February 1, 2003.

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
April 24, 2003

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